Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of ETF Series Trust and to the use of our report dated December 23, 2014 on the financial statements and financial highlights of Recon Capital NASDAQ 100 Covered Call ETF, a series of shares of beneficial interest in ETF Series Trust.  Such financial statements and financial highlights appear in the October 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 27, 2015